UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  September 9, 2010

Date of Earliest Event Reported:  September 7, 2010

Sauer-Danfoss Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14097 (Commission File Number)	36-3482074 (I.R.S. Employer Identification No.)

2800 East 13th Street Ames, Iowa (Address of principal executive offices)	50010 (U.S. Zip Code)

Registrant’s telephone number, including area code:  (515) 239-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement.

On September 7, 2010, Sauer-Danfoss Inc. (the “Company”) entered into an Amended and Restated Credit Agreement with Danfoss A/S, which provides for a five-year, multicurrency term loan aggregating approximately $200 million and a three-year, multicurrency revolving credit facility in the maximum amount of approximately $300 million (the “Amended Credit Agreement”).  Danfoss A/S is the majority stockholder of the Company.  The Amended Credit Agreement replaces the Company’s prior Credit Agreement with Danfoss A/S (the “Prior Agreement”), which was set to expire on April 29, 2011.

The Company considered all available options to replace or extend the Prior Agreement.  At the end of that process, the Company concluded that the terms offered in the Amended Credit Agreement were superior to the terms the Company could have obtained from third parties in the current marketplace.  The Company believes that the Amended Credit Agreement’s overall terms are significantly better for the Company than the terms of the Prior Agreement.  In particular, the Amended Credit Agreement includes a longer time horizon to maturity and lower interest rates.

The material terms of the Amended Credit Agreement, which are qualified in their entirety by reference to the Amended Credit Agreement, a copy of which is attached to this Report on Form 8-K as Exhibit 10.1, are as follows:

•                  Two five-year term loans of $140 million and 45 million euro (approximately $60 million), respectively.

•                  The annual Interest Rate on the term loans is fixed at 8.00% for the dollar-denominated loan and 8.25% for the euro-denominated loan.

•                  A three-year revolving credit facility permitting borrowings of up to $180 million and up to 90 million euro (approximately $120 million), for a collective facility of approximately $300 million.

•                  The revolving credit facility bears interest at the underlying base rate (LIBOR or other applicable base rate) plus 3.90%.

•                  The Company will pay an upfront fee of approximately $4.2 million.

•                  The Company will pay a 1.17% annual commitment fee on any undrawn portion of the revolving credit facility.

•                  The maturity date for the term loans is September 7, 2015.

•                  The maturity date for the revolving credit facility is September 7, 2013.

•                  All of the loans are unsecured.

•                  The facility permits borrowing by the Company and its subsidiaries.  All such subsidiary borrowings are guaranteed by the Company but are otherwise unsecured.

•                  The Amended Credit Agreement contains no negative financial covenants.  It does restrict the Company’s ability to accumulate cash in excess of $20 million unless Danfoss A/S fails to maintain specified levels of unused borrowing facilities and cash.

•                  The Amended Credit Agreement contains a number of affirmative and negative covenants that, among other things, require the Company to obtain the consent of Danfoss A/S before engaging in certain types of transactions.  The Amended Credit Agreement contains customary representations and warranties regarding the Company and its business and operations and sets forth a number of events of default.

•                  The Company has the right to prepay up to 10% of the outstanding balance of the term loans under the Amended Credit Agreement from the 25th month through the 36th month following the date of the Agreement for a fee equal to 4.00% of the amount prepaid.  From the 37th month through the term loan maturity date, the Company can prepay the term loans in part or in whole for a fee equal to the amount prepaid multiplied by a percentage that declines from 4.00% to 0.00% as the date of prepayment approaches the term loan maturity date.

Section 2	Financial Information
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 above, the Company entered into the Amended Credit Agreement on September 7, 2010.

Section 8	Other Events
Item 8.01	Other Events.

On September 7, 2010, the Company issued a press release announcing its entry into the Amended Credit Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

Any agreements included as exhibits to this Form 8-K are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements.  The agreements may contain representations and warranties by the parties to the agreements.  These representations and warranties have been made solely for the benefit of the parties to the agreements and:

•      Should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•      Have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•      May apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•      Were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.  Additional information about the Company may be found elsewhere in this Form 8-K and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

(d)           Exhibits

10.1         Amended and Restated Credit Agreement dated September 7, 2010 by and between the Company and Danfoss A/S.

99.1         Press Release dated September 7, 2010, announcing entry into the Amended Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SAUER-DANFOSS INC.

DATE: September 9, 2010
	By:	/s/ Kenneth D. McCuskey
	Name:	Kenneth D. McCuskey
	Title:	Vice President and Chief Accounting Officer